Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A2 of our report dated March 24, 2022, relating to the financial statements of Winvest Group Ltd. as of December 31, 2021, May 31, 2021 and May 31, 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the seven months ended December 31, 2021 and Years ended May 31, 2021 and May 31, 2020 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

February 28, 2023